Exhibit 99.1

Zymeworks Reports 2019 Second Quarter Financial Results

Vancouver, Canada (August 2, 2019) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, today reported financial results for the second quarter ended June 30, 2019.

“We had a notable second quarter that included significant activity from our pharmaceutical partners and was highlighted by a successful financing,” said Ali Tehrani, Ph.D., Zymeworks’ President & CEO. “We are well capitalized to accelerate and expand the clinical development of both ZW25 and ZW49 and plan to provide updates in the near-term beginning with ZW25 single agent and chemo combination data this fall.”

Second Quarter 2019 Business Highlights and Recent Developments

•	Raised Over $200 Million in Upsized Public Offering

Zymeworks completed a public offering of 7,013,892 common shares (including the exercise in full of the underwriters’ over-allotment to purchase 1,458,336 additional common shares) and, in lieu of common shares, to a certain investor, pre-funded warrants to purchase up to 4,166,690 common shares, for aggregate gross proceeds of US$201.3 million.

•	First ZymeLink Platform Deal and Progress from Existing Partners

We granted Iconic Therapeutics a license to the ZymeLink Antibody Drug Conjugate (ADC) platform for its ICON-2 Tissue Factor ADC, marking our first collaboration leveraging the ZymeLink platform and our third technology platform licensed to a collaborator. In addition, we received milestone payments from Daiichi Sankyo, Merck, and Celgene as a result of advancements they made with their Azymetric bispecifics towards the clinic. Furthermore, GSK broadened its Azymetric platform license resulting in increased potential milestone payments and royalties to Zymeworks.

•	Received Fast Track Designation to Expedite ZW25’s Development

The FDA granted ZW25 Fast Track designation for frontline treatment of patients with advanced HER2-overexpressing gastroesophageal adenocarcinoma, an area of significant unmet medical need. Zymeworks is currently enrolling patients in a frontline Phase 2 clinical trial in combination with standard of care chemotherapy with plans to initiate a registrational trial in 2020.

•	Expanded Board of Directors Increases Commercial Expertise

As Zymeworks advances into late-stage clinical development, we added Dr. Sue Mahony and Troy Cox to our Board, two pharmaceutical executives with extensive global strategic development and therapeutic commercialization experience.

Financial Results for the Quarter Ended June 30, 2019

Revenue for the three months ended June 30, 2019 was $7.9 million as compared to $22.0 million in the same period of 2018. Revenue for the second quarter of 2019 includes a $2.0 million development milestone received from Merck on its completion of a GLP toxicology study for its first program, $3.5 million received upon Daiichi Sankyo’s exercise of a commercial license option, $1.0 million recognized in relation to milestone revenue from Iconic, as well as a total of $1.4 million in research support payments. Revenue in the same period in 2018 was due to an $18.0 million upfront technology access fee in relation to our second licensing agreement with Daiichi Sankyo and a $4.0 million collaboration expansion fee from Celgene.

For the three months ended June 30, 2019, research and development expenses were $23.8 million as compared to $15.4 million in the same period of the prior year. The change was primarily due to an increase in clinical trial activity and associated drug manufacturing for ZW25, as well as an increase in other research and discovery activities compared to the same period in 2018. Research and development expenses included non-cash stock-based compensation expense of $1.5 million from equity-classified stock options and $1.6 million expense related to the non-cash mark-to-market revaluation of certain historical liability-classified stock options.

For the three months ended June 30, 2019, general and administrative expenses were $12.8 million as compared to $8.6 million in the same period in 2018, primarily due to an increase in employee compensation expense due to increased head count in 2019 over 2018, including non-cash stock-based compensation. General and administrative expenses in 2019 included non-cash stock-based compensation expense of $1.6 million from equity-classified stock options and $4.8 million related to the non-cash mark-to-market revaluation of certain historical liability-classified stock options.

The net loss for the three months ended June 30, 2019, was $29.1 million as compared to $5.9 million in the same period of 2018. This was primarily due to a decrease in revenue and an increase in research and development expenses associated with our lead therapeutic candidates and other programs, as well as increase in general and administrative expenses and the impairment expense recognized on our acquired IPR&D in 2019. This increase was partially offset by warrant valuation expenses recognized in 2018.

Zymeworks expects research and development expenditures to increase over time in line with the advancement and expansion of clinical development of our product candidates, as well as our ongoing preclinical research activities. Additionally, Zymeworks anticipates continuing to receive revenue from our existing and future strategic partnerships, including technology access fees, milestone-based payments and research support payments. However, Zymeworks’ ability to receive these payments is dependent upon either Zymeworks or our collaborators successfully completing specified research and development activities.

As of June 30, 2019, Zymeworks had $355.7 million in cash and cash equivalents and short-term investments.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel Azymetric™

bispecific antibody currently in Phase 2 clinical development. Zymeworks’ second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep preclinical pipeline in immuno-oncology and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Cautionary Note Regarding Zymeworks’ Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to planned acceleration and expansion of clinical development of ZW25 and ZW49, anticipated updates for ZW25, plans to initiate a registrational trial for ZW25, expected advancement into late-stage clinical development, expected increases in research and development expenditures, anticipated continued receipt of revenue from existing and future partners, and other information that is not historical information. When used herein, words and phrases such as “enable”, “may”, “expect”, “anticipate”, “advances”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its quarter ended June 30, 2019 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

ZYMEWORKS INC.

Condensed Interim Consolidated Statements of Loss

(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Research and developmental collaborations	$7,882	$22,000	$19,807	$22,040
Operating expenses:
Research and development	23,785	15,368	41,260	28,453
General and administrative	12,761	8,648	21,764	15,714
Impairment on acquired IPR&D	768	—	768	—

Total operating expenses	37,314	24,016	63,792	44,167

Loss from operations	(29,432)	(2,016)	(43,985)	(22,127)
Other income (expense), net	990	(2,016)	2,095	(3,174)

Loss before income taxes	(28,442)	(4,032)	(41,890)	(25,301)
Income tax	(635)	(1,842)	(828)	(1,777)

Net loss and comprehensive loss	$(29,077)	$(5,874)	$(42,718)	$(27,078)

Net loss per common share:
Basic	(0.89)	(0.22)	(1.32)	(1.03)
Diluted	(0.89)	(0.22)	(1.32)	(1.03)
Weighted-average common shares outstanding:
Basic	32,837,975	26,869,829	32,431,464	26,168,387
Diluted	32,837,975	26,869,829	32,431,464	26,168,387

ZYMEWORKS INC.

Selected Condensed Consolidated Balance Sheet Data

(Expressed in thousands of U.S. dollars)

	June 30, 2019	December 31, 2018
Cash, cash equivalents and short-term investments	$355,650	$200,164
Working capital	326,033	174,383
Total assets	414,547	244,363
Accumulated deficit	(187,990)	(145,272)
Total shareholders’ equity	334,017	180,490

NON-GAAP FINANCIAL MEASURES

In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, Zymeworks is also reporting normalized expenses and normalized loss per share, which are non-GAAP financial measures. Normalized expenses and normalized loss per share are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, Zymeworks’ definitions of normalized expenses and normalized loss per share may not be comparable to similarly titled non-GAAP measures presented by other companies. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, normalized expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock-based compensation expenses for equity and liability-classified equity instruments.

Normalized expenses are a non-GAAP measure that Zymeworks believes is useful because it excludes those items that Zymeworks believes are not representative of Zymeworks’ operating expenses.

GAAP to Non-GAAP Reconciliations

(Expressed in thousands of U.S. dollars except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Research and development expenses	$23,785	$15,368	$41,260	$28,453
Stock based compensation for equity-classified instruments	(1,507)	(621)	(2,633)	(1,033)
Stock based compensation for liability-classified instruments	(1,548)	(690)	(1,968)	(1,470)

Normalized research and development expenses (Non-GAAP basis)	$20,730	$14,057	$36,659	$25,950
General and administrative expenses	$12,761	$8,648	$21,764	$15,714
Stock based compensation for equity-classified instruments	(1,579)	(1,074)	(3,070)	(1,665)
Stock based compensation for liability-classified instruments	(4,800)	(2,363)	(6,127)	(4,039)

Normalized general and administrative expenses (Non-GAAP basis)	$6,382	$5,211	$12,567	$10,010

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss per common share – Basic	(0.89)	(0.22)	(1.32)	(1.03)
Stock based compensation for equity-classified instruments	0.09	0.06	0.18	0.10
Stock based compensation for liability-classified instruments	0.19	0.11	0.24	0.21

Normalized net loss per common share – Basic (Non-GAAP basis)	(0.61)	(0.05)	(0.90)	(0.72)
Net loss per common share – Diluted	(0.89)	(0.22)	(1.32)	(1.03)
Stock based compensation for equity-classified instruments	0.09	0.06	0.18	0.10
Stock based compensation for liability-classified instruments	0.19	0.11	0.24	0.21

Normalized net loss per common share – Diluted (Non-GAAP basis)	(0.61)	(0.05)	(0.90)	(0.72)

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Kavita Shah, Ph.D.

(604) 678-1388

info@zymeworks.com